Exhibit 11


               LANDAMERICA FINANCIAL GROUP, INC. AND SUBSIDIARIES

                 Statement Re: Computation of Earnings Per Share


The information required by this Exhibit is contained in Note 3 to the Consolidated Financial Statements of LandAmerica Financial Group, Inc. and its subsidiaries for the quarter ended March 31, 1999 set forth on page 10 of this report.